EXHIBIT 5.1

Axelrod & Smith
An Association of Professional Corporations
ATTORNEYS AT LAW
5300 Memorial Drive, Suite 1000
Houston, Texas 77007-8292

Robert D. Axelrod, P.C.	Telephone (713) 861-1996
Facsimile (713) 552-0202

January 14, 2020

Torchlight Energy Resources, Inc.
John A. Brda, President
5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

Ladies and Gentlemen:

We have acted as counsel to Torchlight Energy Resources, Inc., a Nevada corporation (the “Company”), in connection with the proposed offering and sale by the Company of up to 3,778,572 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, which amount includes 492,857 Shares which may be issued pursuant to the Underwriter’s over-allotment option, pursuant to the Registration Statement on Form S-3 (No. 333-220181) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by the Company on August 25, 2017 and declared effective by the Commission on September 28, 2017, the related base prospectus dated September 28, 2017 (the “Base Prospectus”) and the prospectus supplement dated January 14, 2020 (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement, the Prospectus and the offering of the Shares thereunder. For purposes of rendering such opinion, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Company’s Articles of Incorporation and amendments thereto, as filed with the Secretary of State of the State of Nevada, as presently in effect, (iv) the Amended and Restated Bylaws of the Company, as presently in effect, and (v) the records of corporate actions of the Company relating to the Registration Statement, the Prospectus and the authorization for issuance and sale of the Shares, and matters in connection therewith. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of officers of the Company. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.

Our opinion set forth below is limited to the Nevada Revised Statutes.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission and to the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Axelrod & Smith